EXHIBIT (a)(1)(xi)

FORM OF E-MAIL COMMUNICATION TO ELIGIBLE AND PARTICIPATING HUMAN GENOME
SCIENCES, INC. OPTIONHOLDERS TO BE DELIVERED ON OR AROUND JANUARY 11, 2005

To:	Eligible and Participating Human Genome Sciences, Inc. Optionholders
From:	Susan Bateson McKay, Senior Vice President of Human Resources
Date:	On or after January 11, 2005
Re:	Issuance of New Stock Options

     The new stock options have been granted under the Company’s stock option exchange program. If you participated in the program, you will receive a new option statement.

     If you have questions about the Offer to Exchange or the Election Form, please send your question(s) to our internal e-mail address, Option_Exchange@hgsi.com, and a response will be delivered back to you.